Exhibit 3.2

CERTIFICATE OF MERGER

OF

ADOLPH COORS COMPANY, A COLORADO CORPORATION

WITH AND INTO

ADOLPH COORS COMPANY, A DELAWARE CORPORATION

Under Section 252

of the General Corporation Law

of the State of Delaware

Pursuant to Section 252(c) of the General Corporation Law of the State of Delaware (the “DGCL”), Adolph Coors Company, a Delaware corporation (“Coors”), in connection with the merger of Adolph Coors Company, a Colorado corporation (“ACC Colorado”), with and into Coors (the “Merger”), hereby certifies as follows:

FIRST.  The names and states of organization of the constituent entities to the Merger (the “Constituent Corporations”) are:

Name	State of Organization

Adolph Coors Company	Delaware

Adolph Coors Company	Colorado

SECOND.  An Agreement and Plan of Merger, dated as of August 14, 2003 (the “Merger Agreement”), between Coors and ACC Colorado has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 252 of the DGCL.

THIRD.  Coors shall be the surviving entity in the Merger.  The name of the surviving entity is Adolph Coors Company.

FOURTH.  The certificate of incorporation of Coors as in effect immediately prior to the Merger shall be the certificate of incorporation of the surviving corporation.

FIFTH.  The Merger shall become effective at 4:00 p.m. E.D.T. on the date of the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH.  An executed copy of the Merger Agreement is on file at the office of the surviving corporation at 311 10th Street, Golden, Colorado 80401.

SEVENTH.  A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of either Constituent Corporation.

EIGHTH.  The surviving corporation in the Merger will be incorporated in Delaware, and the authorized capital stock of ACC Colorado immediately prior to the Merger was 226,260,000, of which 1,260,000 shares, no par value (voting), was designated as Class A Common Stock, 200,000,000 shares, no par value (non-voting), of which was designated as Class B Common Stock, and 25,000,000 shares, no par value, of which was designated as Preferred Stock.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger as of the date first written above.

/Robert M. Reese/
Robert M. Reese
Vice President and Chief Legal Officer of Adolph Coors Company, a Delaware corporation